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SUBSIDIARIES OF THE REGISTRANT

        The following is a list of the subsidiaries of DSA Financial Corporation following the conversion:


        Name                                      State of Incorporation
        ----                                      ----------------------

Dearborn Savings Association, F.A.                        Federal